Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES FISCAL YEAR 2005 FIRST QUARTER EARNINGS

New York, New York, May 19, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today reported net income for the first quarter ended April 30, 2005 of $16,971,000, or $0.24 per share on a diluted basis (on an average of 71.6 million shares outstanding), compared to a net income of $31,746,000, or $0.43 per share on a diluted basis (on an average of 75.1 million shares outstanding) in the first quarter of fiscal 2004. Results for first quarter of fiscal 2004, which ended May 1, 2004, have been restated in connection with the Company’s review of lease accounting transactions.

As previously reported, the Company’s net sales for the quarter totaled $476,446,000, up 10.0 percent from $433,246,000 for the same period last year. By division, net sales for the first quarter of fiscal 2005 were $205,738,000 for Ann Taylor compared to $213,424,000 last year, and $223,404,000 for Ann Taylor LOFT compared to $185,387,000 last year. Comparable store sales for the first quarter of fiscal 2005 were down 3.1 percent, compared to an increase of 11.9 percent for the first quarter of last year. By division, comparable store sales for the first quarter were down 4.9 percent for Ann Taylor compared to a 4.2 percent increase last year, and down 1.5 percent for Ann Taylor LOFT compared to a 24.8 percent increase last year.

Ann Taylor Chairman J. Patrick Spainhour said, “While overall our performance was lower than expected, I am encouraged by the progress we are making in revitalizing our Ann Taylor division and positioning the company as a whole for long-term growth. LOFT had a disappointing first quarter, and while the unseasonably cool spring weather in our Eastern and Western regions worked against us, we realize that we planned and bought LOFT’s business too aggressively. Our results should improve as we gradually work through our inventory position and achieve a healthier balance of full-price sales.”

Kay Krill, Ann Taylor President, stated, “At the Ann Taylor division, we began to see a gradual improvement in our clients’ response in late April as more brand-appropriate merchandise was introduced in our stores, and this has continued in May. As we enter the fall season, our product will be even more wardrobable and will reflect a better balance of end-use offerings across wear-to-work, casual, sportswear and special occasion, with an emphasis on wear-to-work and special occasion as that is what our client comes to us for. At LOFT, while the casual end-use category generated our best results and our client came to us throughout the

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quarter for more seasonless merchandise and layering pieces, we needed to have a better balance of transitional items that our client could wear immediately, such as more appropriate sleeve lengths and pant lengths versus bare tops and cropped pants. While LOFT’s performance did not meet our expectations, I am confident that our team will deliver improved performance as the year progresses as we lower inventory to more appropriate levels, and create a better balance of transitional offerings, especially for the first and third quarters which tend to be more weather sensitive.”

Total inventory levels at the end of the first quarter were up approximately 8 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 3 percent at Ann Taylor and up approximately 16 percent for Ann Taylor LOFT. At both divisions, a decrease in in-transit inventory levels was offset by higher in-store inventory levels.

Gross margin, as a percentage of net sales, decreased to 51.0 percent in the first quarter of fiscal 2005, compared to 58.4 percent in the first quarter of fiscal 2004. The decrease in gross margin as a percentage of net sales is primarily due to lower full-price sales and lower margins achieved on non full-price sales, largely due to increased promotional activity at both divisions.

Selling, general and administrative expenses during the first quarter of fiscal 2005 were $215,733,000, or 45.2 percent of net sales, compared to $199,325,000, or 46.0 percent of net sales, for the same period last year. The decrease in selling, general and administrative expenses as a percentage of net sales primarily resulted from a decrease in the provision for management performance bonus and lower marketing costs, partially offset by an overall deleveraging of expenses due to the decrease in comparable store sales.

Operating profit was 5.8 percent of net sales in the first quarter of fiscal 2005 compared to 12.4 percent of net sales in the first quarter of last year.

During the first fiscal quarter, the Company opened three Ann Taylor stores, 15 Ann Taylor LOFT stores and two Ann Taylor Factory stores. Additionally, two existing Ann Taylor stores were closed. The total store count at month end was 756, comprised of 360 Ann Taylor stores, 358 Ann Taylor LOFT stores and 38 Ann Taylor Factory stores.

Total store square footage increased 14.6 percent to 4,317,000 square feet as of April 30, 2005, from 3,768,000 square feet as of May 1, 2004. Total square footage by division at the end of the first quarter was 1,894,000 square feet for Ann Taylor and 2,095,000 square feet for Ann Taylor LOFT.

During the quarter, the Company purchased 300,000 shares of its common stock at a cost of approximately $7,400,000. Of the $100,000,000 securities repurchase program approved by the Company’s Board of Directors in August 2004, approximately $42,700,000 remains.

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As previously announced, the Company expects to complete the move to its new headquarters in Times Square Tower in New York City this June, and will record a one-time write off of approximately $10.1 million (approximately $0.08 - $0.09 per share on a diluted basis) in the second quarter for lease costs related to the existing corporate offices at 142 West 57th Street in New York City upon cessation of use. The related lease is scheduled to expire in September 2006.

“Our main focus over the next few months will be to take whatever actions are necessary to enable us to be clean from an inventory perspective as we enter the second half of the year,” said Mr. Spainhour. “Based on the first quarter and looking forward, we expect to see continued gross margin pressure in the second quarter, with improvements coming in the second half of the year as inventory levels decline each quarter and merchandise margins improve. A majority of the improvement in inventory is expected in the second half and by the end of fiscal 2005, we anticipate consolidated inventory levels per square foot will be down in the low double-digit range. Based on the above assumptions and previously announced planned store growth, we are comfortable that for the full year, we will report results that meet analysts’ mean estimate of $1.17 per diluted share, as reported by First Call,” he concluded.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 756 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of April 30, 2005.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including the impact and effect of the Company’s lease accounting and pension review and restatement of its financial statements, failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

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ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters Ended April 30, 2005 and May 1, 2004 (Restated)

(unaudited)

	Quarters Ended
	April 30, 2005	May 1, 2004
		(as restated)
	(in thousands, except per share amounts)
Net sales	$476,446	$433,246
Cost of sales	233,303	180,343

Gross margin	243,143	252,903
Selling, general and administrative expenses	215,733	199,325

Operating income	27,410	53,578

Interest income	1,767	1,001
Interest expense	415	1,670

Income before income taxes	28,762	52,909
Income tax provision	11,791	21,163

Net income	$16,971	$31,746

Basic earnings per share of common stock	$0.24	$0.47

Weighted average number of shares outstanding (000)	71,001	67,979

Diluted earnings per share of common stock	$0.24	$0.43

Weighted average number of shares outstanding, assuming dilution (000)	71,580	75,098

Number of stores open at beginning of period	738	648
Number of stores opened during period	20	19
Number of stores expanded/relocated* during period	1	—
Number of stores closed during period	(2)	—
Number of stores open at end of period	756	667

Total store square footage at end of period	4,317	3,768

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

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ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

April 30, 2005 and January 29, 2005

(unaudited)

	April 30, 2005	January 29, 2005
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$228,024	$62,412
Short-term investments	—	192,400
Accounts receivable	23,460	12,573
Merchandise inventories	265,869	229,218
Prepaid expenses and other current assets	79,989	90,711

Total current assets	597,342	587,314
Property and equipment, net	469,465	434,328
Goodwill	286,579	286,579
Deferred financing costs, net	1,291	1,382
Other assets	15,459	17,735

Total assets	$1,370,136	$1,327,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,495	$88,340
Accrued salaries and bonus	9,489	21,617
Accrued tenancy	34,857	32,264
Gift certificates and merchandise credits redeemable	31,120	38,892
Accrued expenses	72,609	62,633

Total current liabilities	223,570	243,746

Deferred lease costs and other liabilities	163,941	156,848

Stockholders’ equity:
Common stock, $.0068 par value; 120,000,000 shares authorized; 81,559,031 and 80,085,690 shares issued, respectively	555	545
Additional paid-in capital	707,597	669,128
Retained earnings	462,424	445,410
Deferred compensation on restricted stock	(16,542)	(11,746)

	1,154,034	1,103,337

Treasury stock, at cost 8,582,056 and 9,453,242 shares, respectively	(171,409)	(176,593)

Total stockholders’ equity	982,625	926,744

Total liabilities and stockholders’ equity	$1,370,136	$1,327,338

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ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Quarters Ended April 30, 2005 and May 1, 2004 (Restated)

(unaudited)

	Quarters Ended
	April 30, 2005	May 1, 2004
		(as restated)
	(in thousands)
Operating activities:
Net income	$16,971	$31,746
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred compensation	2,334	1,716
Deferred income taxes	(1,963)	1,304
Depreciation and amortization	22,772	18,423
Loss on disposal of property and equipment	374	5
Non-cash interest	91	1,038
Tax benefit from exercise of stock options	8,078	5,286

Changes in assets and liabilities:
Receivables	(10,887)	(10,884)
Merchandise inventories	(36,651)	(41,999)
Prepaid expenses and other current assets	12,155	(6,426)
Accounts payable and accrued expenses	(20,176)	27,444
Other non-current assets and liabilities, net	9,897	7,835

Net cash provided by operating activities	2,995	35,488

Investing activities:
Purchases of available-for-sale securities	(20,600)	(77,050)
Sales of available-for-sale securities	213,000	92,325
Purchases of property and equipment	(58,282)	(27,142)

Net cash provided (used) by investing activities	134,118	(11,867)

Financing activities:
Issuance of common stock pursuant to associate discount stock purchase plan	880	875
Proceeds from exercise of stock options	36,624	16,595
Payment of financing costs	—	(14)
Repurchase of common and restricted stock	(9,005)	(14,102)

Net cash provided by financing activities	28,499	3,354

Net increase in cash	165,612	26,975
Cash and cash equivalents, beginning of period	62,412	26,559

Cash and cash equivalents, end of period	$228,024	$53,534